Exhibit 10.16
June 21, 2022
Mahesh Karanth
128 Boyer Lane
Los Gatos, CA 95030
Dear Mahesh:
This letter sets forth the substance of the separation agreement (the “Agreement”) that Rockley Photonics, Inc. (the “Company”) and Rockley Photonics Holding Limited (“Holdings”) (jointly referred to as “Employer”) is offering to you to aid in your employment transition.
1.Separation. Your last day of work with the Employer and your employment termination date will be June 17, 2022 (the “Separation Date”). You acknowledge and agree that as of June 13, 2022, you resigned from your position as Chief Financial Officer (“CFO”) of Holdings (and any other officer, trustee or fiduciary role you served for Holdings, the Company and any of their subsidiaries or other affiliates).
2.Accrued Salary and Paid Time Off. On the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation/PTO earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment by law.
3.Severance Payment. In accordance with your Employment Agreement effective August 11, 2021, if you timely sign this Agreement, allow it to become effective, and comply with your obligations under it (collectively, the “Severance Preconditions”), then the Company will pay you, as severance, the equivalent of $360,000.00 which is comprised of (1) six months of your base salary in effect as of the Separation Date ($225,000.00) and (2) 50% of your target bonus for 2022 ($135,000.00), subject to standard payroll deductions and withholdings. The severance payment shall be made by direct deposit in equal installments over the six (6) month-period following the Separation Date in accordance with Company’s customary payroll practices commencing on the first regularly scheduled payroll date falling at least five (5) business days after the later to occur of the Separation Date and the Effective Date of this Agreement. Any installments not paid pending the Effective Date of the release shall be paid in a lump sum when the first installment is paid.
4.Health Insurance. As an additional severance benefit under this Agreement, provided that you satisfy the Severance Preconditions set forth above and timely elect continued coverage under COBRA, then the Company shall pay the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) December 2022; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA coverage for any reason. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing.
5.Stock Options and RSUS. Under the terms of your stock option agreements, RSU agreements and the applicable plan documents, vesting of your stock options and RSUs will cease as of the Separation Date. Your right to exercise any vested stock options, and all other rights and obligations with respect to your stock options and RSUs, will be as set forth in your stock option or RSU agreement, grant notice and applicable plan documents; provided, however, that subject to your compliance with the Severance Preconditions, the post-termination exercise period of your outstanding stock options originally granted under the Rockley Photonics Limited 2013 Equity Incentive Plan (“2013 Plan”) shall be extended through the earliest of (i) June 13, 2024, (ii) the breach of any agreement between you and the Employer or its affiliates, or (iii) termination upon a change in control event pursuant to the terms of the 2013 Plan.
6.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options.
7.Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
8.Mutual Release of Claims.
(a)Your General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Employer, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.
(b)Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Employer or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the Age Discrimination in Employment Act (“ADEA”) the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Equal Pay, the Employee Retirement Income Security Act, 29 U.S.C. §§ 1001, et seq., the Family Medical Leave Act, 29 USC §§ 2601, et seq., the Fair Labor Standards Act, 29 U.S.C.§§201, et seq., (as amended), the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act the California Labor Code (as amended), the California Family Rights Act, and the California Fair Employment and Housing Act (as amended) the California Fair Employment and Housing Act, Government Code §§ 12940, et seq., the California Labor Code, and the California Private Attorney General Act. You acknowledge that you have been advised that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than twenty-one days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Employer, your decision to accept such shortening of time is knowing and voluntary and is not induced by the

Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
(c)ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).
(d)Employer’s General Release of Claims. In exchange for the promises made by you under this Agreement, the Employer hereby generally and completely releases you, and your heirs, successors, and assigns, from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement; provided, however, that the Employer’s release shall not extend to any claims, known or unknown, suspected or unsuspected, against you which arise out of facts which constitute a breach of fiduciary duty or a crime under any federal, state, or local statute, law, ordinance or regulation, or which are based upon facts which give rise to a recovery by the Employer under any applicable policies of insurance solely as a result of actions or omissions by you and as to which any insurer has a right to subrogation against you; and provided further, however, that the Employer’s release is subject to your execution of this Agreement, and has no force or effect if you revoke this Agreement.
(e)Section 1542 Waiver. In giving the releases herein, which include claims which may be unknown at present, each party acknowledges that it has read and understands Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
Each party hereby expressly waives and relinquishes all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to the release of claims herein, including but not limited to the release of unknown claims.
(f)Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company or Holdings, any valid fully executed indemnification agreement with the Company or Holdings, applicable law, or applicable directors’ and officers’ liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement, and the Employer is not releasing you hereby from (i) any claims that cannot be waived by law; or (ii) any claims for breach of this Agreement.

(g)Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
9.Return of Company Property. You agree that you have returned to the Company all Employer documents (and all copies thereof) and other Employer property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Employer confidential or proprietary data, materials or information, within five (5) days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Your timely compliance with this paragraph is a condition to your receipt of the severance benefits provided under this Agreement.
10.Confidential Information Obligations. You acknowledge and reaffirm your continuing obligations under your Employee Confidential Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.
11.Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (b) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (c) you may make such statements and disclosures as set forth in the section of this Agreement entitled “Protected Rights.” In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee or independent contractor.

12.Non-disparagement. You agree not to disparage the Employer, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation or as set forth in the section of this Agreement entitled “Protected Rights.” In response to any reference request from a prospective employer, the Company will only confirm your dates of employment and positions held. The Employer agrees to instruct its executive officers and directors not to make any statements that disparage you in any manner likely to be harmful to your business reputation or personal reputation; provided that they may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation.
13.No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company or Holdings, their parent or subsidiary entities, affiliates, officers, directors, employees or agents.
14.Cooperation. You agree to cooperate fully with the Employer in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Employer. Such cooperation includes, without limitation, making yourself available to the Employer upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages), will pay you at a rate of $500 per hour for your cooperation (except as mutually agreed) following the expiration of six months from the Separation Date, and will make reasonable efforts to accommodate your scheduling needs.
15.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Employer to you or to any other person, and that the Employer makes no such admission.
16.Representations. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
17.Dispute Resolution. You and the Employer agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, your employment or the termination of such employment (including, but not limited to, any statutory claims) (collectively, “Claims”, each a “Claim”), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration in a mutually acceptable location conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and

Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employmentarbitration/). By agreeing to this arbitration procedure, both you and the Company waive the right to have any Claim resolved through a trial by jury or judge or an administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding, at your own expense. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator shall have sole authority for determining if a Claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration fees. Nothing in this Agreement shall prevent you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
18.Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Employer with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Employers. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Employer, and inure to the benefit of both you and the Employer, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.
If this Agreement is acceptable to you, please sign below and return the original to me no earlier than the Separation Date. You have twenty-one (21) calendar days to decide whether to accept this Agreement, and the Employer’s offer contained herein will automatically expire if you do not sign and return it within that timeframe.

We wish you the best in your future endeavors.
Sincerely,

/s/ Andrew Rickman
Dr Andrew G Rickman OBE
CEO
Rockley Photonics, Inc.
I have read, understand and agree fully to the foregoing Agreement:
/s/ Mahesh Karanth
Mahesh Karanth
6/21/2022
Date